State of Delaware
Secretary of State
Division of Corporations
Delivered 10:47 AM 08/19/2021
FILED 10:47 AM 08/19/2021
SR 20213022827 - File Number 6177716

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is FUTURETECH II ACQUISITION CORP.

2. The Registered Office of the corporation in the State of Delaware is located at 2140 South Dupont Highway (street), in the City of Camden, County of Kent Zip Code 19934. The name of the Registered Agent at such address upon whom process against this corporation may be served is Paracorp Incorporated.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 111,000,000 shares consisting of 110,000,000 shares of Common stock, including 100,000,000 Class A and 10,000,000 Class B common stock; 1,000,000 shares of Preferred stock. Both the Common and Preferred will have a par value of .0001

5. The name and mailing address of the incorporator are as follows:

Name FRANCES SEVERE
Mailing Address 2140 S DUPONT HWY
CAMDEN, DE Zip Code 19934

By: /S/FRANCES SEVERE
Incorporator

Name: FRANCES SEVERE
Print or Type